Exhibit 99.1

Investor Contact:	Nancy Christal Senior Vice President Investor Relations (914) 722-4704	Media Contact:	Eileen H. Boone Senior Vice President Corporate Communications & Community Relations (401) 770-4561

FOR IMMEDIATE RELEASE

CVS Caremark Corporation Announces Receipt of Requisite Consent,
Termination of the Replacement Capital Covenant and Expiration of Consent Solicitation
Relating to its 6.125% Senior Notes due August 15, 2016
(CUSIP NO. 126650 BE 9)

WOONSOCKET, R.I., August 22, 2011 – CVS Caremark Corporation (NYSE:CVS) announced today the results of its previously announced solicitation of consents (the “Consent Solicitation”) from the registered holders as of 5:00 p.m., New York City time on August 8, 2011 (the “Record Date”) of its 6.125% Senior Notes due August 15, 2016 (the “Notes”) to terminate the replacement capital covenant, which was entered into on May 25, 2007, for the benefit of the holders of the Notes in connection with the issuance of its 6.302% Enhanced Capital Advantaged Preferred Securities due 2062 (the “ECAPS”).  Under the replacement capital covenant, CVS Caremark was prohibited from repurchasing, redeeming or repaying its ECAPS on or before June 1, 2047 unless a specified portion of the funds used to repay, redeem or repurchase the ECAPS were obtained by CVS Caremark through the sale of common stock or certain other equity or equity-like securities.

The Consent Solicitation expired at 5:00 p.m., New York City time, on August 22, 2011.  The termination of the replacement capital covenant required the consent of the holders of a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consents”).  Based on the final tabulation provided by the Information and Tabulation Agent for the Consent Solicitation, D.F. King & Co., Inc., the holders of approximately 619,838,000 Notes, or approximately 88.55% of the aggregate principal amount outstanding, delivered duly executed consents prior to the expiration of the Consent Solicitation.

CVS Caremark has executed a termination of the replacement capital covenant.  CVS Caremark will make a cash payment to each holder of the Notes of $15.00 per $1,000 in principal amount of the Notes as to which a duly executed consent was delivered and not revoked on or prior to the expiration of the Consent Solicitation.

For a complete statement of the terms and conditions of the Consent Solicitation, holders of the Notes should refer to the Consent Solicitation Statement and the consent form dated August 9, 2011.  Copies of the Consent Solicitation Statement and the consent form may be obtained from D.F. King & Co., Inc. at (800) 949-2583 (toll-free).

Barclays Capital Inc. and RBS Securities Inc. acted as the Solicitation Agents for the Consent Solicitation.

About the Company:

CVS Caremark is the largest pharmacy health care provider in the United States with integrated offerings across the entire spectrum of pharmacy care. We are uniquely positioned to engage plan members in behaviors that improve their health and to lower overall health care costs for health plans, plan sponsors and their members. CVS Caremark is a market leader in mail order pharmacy, retail pharmacy, specialty pharmacy, and retail clinics, and is a leading provider of Medicare Part D Prescription Drug Plans. As one of the country's largest pharmacy benefits managers (PBMs), we provide access to a network of approximately 65,000 pharmacies, including approximately 7,300 CVS/pharmacy® stores that provide unparalleled service and capabilities. Our clinical offerings include our signature Pharmacy Advisor™ program as well as innovative generic step therapy and genetic benefit management programs that promote more cost effective and healthier behaviors and improve health care outcomes. General information about CVS Caremark is available through the Company's website at http://info.cvscaremark.com.

Forward-looking Statements:

This press release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company strongly recommends that you become familiar with the specific risks and uncertainties outlined under the Risk Factors section in our Annual Report on Form 10-K for the year ended December 31, 2010 and under the section entitled “Cautionary Statement Concerning Forward-Looking Statements” in our most recently filed Quarterly Report on Form 10-Q.